Exhibit 99.2

FOR IMMEDIATE RELEASE

TAMPA ELECTRIC SIGNIFICANTLY EXPANDING USE OF SOLAR POWER

Utility will have highest percentage of solar generation in Florida with 6 million panels

Tampa, Fla. (Sept. 28, 2017) – In a win for customers and a win for the environment, Tampa Electric has reached a landmark agreement with parties representing its customers to significantly expand its use of solar power.

During the next four years, Tampa Electric plans to add 6 million solar panels in 10 new photovoltaic solar projects across its service territory in West Central Florida. In total, Tampa Electric plans to install 600 megawatts (MW) of photovoltaic solar energy to its fleet, which is enough electricity to power more than 100,000 homes. When the projects are complete, nearly 7 percent of Tampa Electric’s energy generation will come from the sun – a higher percentage of solar than any other Florida utility.

The parties involved in the agreement include Florida’s Office of Public Counsel, the Florida Retail Federation, the Florida Industrial Power User’s Group, a consortium of hospitals and the federal government – representing MacDill Air Force Base.

The solar additions will significantly reduce Tampa Electric’s carbon dioxide emissions and give customers the benefits of zero fuel-cost solar generation for years to come.

In addition, Tampa Electric has agreed not to raise its base rates for four years.

“This is a continuation of Tampa Electric’s longstanding commitment to clean energy,” said Gordon Gillette, president and chief executive officer of the Tampa-based utility. “We have long believed in the promise of renewable energy, and we believe now is the time to add large utility-scale solar generation, as the costs of construction have come down and while federal tax credits remain in place. And Emera’s philosophy is to transition power generation to less carbon intensity while remaining affordable for our customers.

“Our customers have asked us for more solar technology – and we heard them,’’ Gillette said. “This expansion in solar power will have minimal initial rate impact and will be cheaper for customers in the long run.”

The first phase, which includes two projects totaling almost 150 MW, is scheduled to be complete in September 2018. The second phase, which includes four projects totaling about 250 MW, is scheduled to be complete by Jan. 1, 2019. Two other phases are scheduled to be complete by Jan. 1 of 2020 and 2021.

Tampa Electric

702 N. Franklin St.

Tampa, FL 33602

“The Southern Alliance for Clean Energy (SACE) applauds Tampa Electric’s leadership on expanding solar power in the Sunshine State,” said Dr. Stephen A. Smith, executive director of the Southern Alliance for Clean Energy. “We strongly feel that solar power is good for customers and the environment by diversifying the energy portfolio and by providing low-cost, zero-emissions energy for Florida’s families and businesses. We look forward to working with Tampa Electric as they offer more clean energy options and embrace new technologies that will make Tampa a more resilient community.”

Tampa Electric is purchasing land and solar panels, and the company plans to invest about $850 million in these solar projects over four years. As the solar projects are completed, they will cost a typical residential customer (who uses 1,000 kilowatt-hours, or kwh, per month) about 1 percent a year, or about $1 on the average monthly residential bill. Over their lifetimes, the projects will provide savings to customers in the form of lower fuel costs.

Tampa Electric has filed a request with the Public Service Commission (PSC) to approve the agreement that is making these projects possible. The agreement also includes a provision that Tampa Electric will not increase its general base rates before Jan. 1, 2022. The PSC is expected to vote on the agreement by the end of this year. The company will continue to be able to recover costs related to storms, environmental and fuel.

Currently, Tampa Electric owns and operates solar installations that can generate nearly 27 MW.

The significant addition of solar energy is part of the company’s strategy to reduce our carbon footprint, which started in 1999 with the repowering of the former coal fired Gannon Station to natural gas, and most recently included the expansion of the Polk Power Station’s gas units to combined cycle.

The agreement also paves the way for Tampa Electric to replace its existing radio-signal meters in homes and businesses with remotely-read meters. The company also has plans for community solar, electric vehicles and battery storage that will be emerging soon. Tampa Electric continues to exceed the PSC-approved annual energy-efficiency goals and is actively working on several innovative conservation programs, further demonstrating its commitment to operating in a way that is respectful and protective of the environment.

Tampa Electric, one of Florida’s largest investor-owned electric utilities, serves about 750,000 customers in West Central Florida. Tampa Electric is a subsidiary of Emera Inc., a geographically diverse energy and services company headquartered in Halifax, Nova Scotia, Canada.

Media Contact:    Cherie Jacobs 813.228.4945

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Tampa Electric

702 N. Franklin St.

Tampa, FL 33602